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                                                                    EXHIBIT 99.2


                          POLARIS COMMUNICATIONS, INC.


                      NON-QUALIFIED STOCK OPTION AGREEMENT


Optionee:
                              -----------------------

                              -----------------------

                              -----------------------

Number of Option Shares:
                         -----

Option Price per Share:  $1,125.00


Date of Grant:           March 2, 1999

Vesting Commencement
Date:
                         -------------

Vesting Schedule:        Number of              Number of Years After
                         Shares Vested        Vesting Commencement Date

          The Company's Board of Directors (the "Board") has granted to the Optionee an option to purchase shares of the Company's Common Stock, without par value (the "Stock") upon and subject to the terms and conditions of this Agreement.





(form adopted 11/96)


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NOW, THEREFORE, the parties agree as follows:

     1. Grant; Terms of Option. Subject to the terms and conditions of this Agreement, the Company grants to the Optionee the right and option (the "Option") to purchase any part of an aggregate number of shares of the Company's authorized but unissued Stock stated in the caption of this Agreement at the price per share stated in the caption of this Agreement. It is the intent of the Board that the Option not qualify as an "incentive stock option" under the tax laws. The Option is granted upon the following terms and conditions:

          (a) Term of Option. Subject to reductions in the Option term provided in subparagraphs (c) and (e) below, the Option shall continue in effect through the tenth anniversary of the date of this Agreement.

          (b)  Timing of Right to Exercise. Except as provided in subparagraphs
               (c) and (d) hereof, the Option may be exercised from time to time over the term of the Option in the amounts specified in the vesting schedule set forth in the caption of this Agreement. If the Optionee does not purchase in any one year the full number of shares that the Optionee is then entitled to purchase, the Optionee's rights shall be cumulative, and, subject to the other provisions of this Agreement, the Optionee may purchase those shares thereafter during the term of the Option.

          (c) Termination of Employment. If the employment of Optionee by the Company is terminated at any time during the term of the Option for any reason, the vesting of the Option shall cease and the right to purchase vested shares pursuant to the Option shall cease and terminate 30 days following the date of termination of employment. To the extent that the Option is not exercised within the applicable period, all further rights to purchase shares pursuant to the Option shall cease and terminate at the expiration of such period.

          (d) Change of Control. The Option shall become fully vested and exercisable if the Company is subject to a Change of Control before the Optionee's service terminates. If not exercised during the 20 day period prior to the effective date of such Change of Control, the Option shall terminate if (i) the Option is not assumed by the surviving corporation or its parent and (ii) the surviving corporation or its parent does not substitute an option with substantially the same terms for this Option. "Change of Control" shall mean (x) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more that 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger,


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               consolidation or other reorganization; or (y) the sale, transfer or other disposition of all or substantially all of the Company's assets.

          (e) Manner of Exercise. Shares may be purchased pursuant to the Option only upon receipt by the Company of written notice from the Optionee of the Optionee's desire to purchase, specifying the number of shares the Optionee desires to purchase and the date on which the Optionee desires to complete the purchase. The Option may not be exercised for a fraction of a share. If required to comply with any applicable federal or state securities laws, the notice also shall contain a representation that it is the Optionee's intention to acquire the shares for investment and not for resale. No shares shall be issued until full payment has been made, and the Optionee shall have none of the rights of a shareholder until shares are issued. Upon notification of the amount due and prior to or concurrently with delivery of the certificate representing the shares, the Optionee shall pay to the Company any amounts necessary to satisfy applicable federal, state and local withholding tax requirements.

          (f) Payment for Stock. All or part of the purchase price may be paid in cash or cash equivalents. If the Company's stock is publicly traded, Optionee may pay all or any part of the purchase price by surrender, or attesting to the ownership of shares that are already owned by the Optionee. Such shares shall be surrendered to the Company in good form for transfer and shall be valued at their fair market value on the date when the Option is exercised. The Optionee shall not surrender, or attest to the ownership of, shares in payment of the purchase price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes. If the Company's stock is publicly traded, all or part of the purchase price and any withholding taxes may be paid by the delivery (on a form prescribed by the Company of an irrevocable direction to a securities broker approved by the Company to sell shares and to deliver all or part of the sales proceeds to the Company.

          (g) Changes in Capital Structure. This subparagraph (g) shall not apply to a Change of Control if the Option is not assumed by the surviving corporation or its parent, or the surviving corporation or its parent does not substitute an option with substantially the same terms for this Option, in which case the Option shall terminate as provided in subparagraph (d). Except as provided in the final sentence of this subparagraph (g), if the outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification,


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               stock split-up, combination of shares or dividend payable in shares, the Board shall make appropriate adjustment in the number and kind of shares as to which the Option, or portion thereof then unexercised, shall be exercisable, the exercise price of the Option and all other matters deemed appropriate by the Board, so that the Optionee's proportionate interest shall be maintained as before the occurrence of such event. Any such adjustment made by the Board shall be conclusive. Such adjustment in the Option shall be made without change in the total price applicable to the unexercised portion of the Option and with a corresponding adjustment in the option price per share.

     2. Conditions. The obligations of the Company under this Agreement shall be subject to the approval of such state or federal authorities or agencies as may have jurisdiction in the matter. The Company shall use its best efforts to take such steps as may be required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission, any quotation system on which the Stock may then be traded and any stock exchange on which the Stock may then be listed, in connection with the issuance or sale of any shares acquired pursuant to this Agreement or the trading or listing of such shares on any such system or exchange. The Company shall not be obligated to issue or deliver shares under this Agreement if, upon advice of its legal counsel, such issuance or delivery would violate state or federal securities laws.

     3.   Nontransferability.

          (a) Restriction. The Option is not transferable other than by will or the laws of descent and distribution and, during the Optionee's lifetime, may be exercised only by the Optionee.

          (b) Exercise by Legal Representative or Successor. Whenever the word "Optionee" is used in any provision of this Agreement under circumstances when the provision should logically be construed to apply to the Optionee's guardian, legal representative, executor, administrator, or the person or persons to whom the Option may be transferred by testamentary disposition or by the laws of descent and distribution, the word "Optionee" shall be deemed to include such person or persons.

     4. Legends. Certificates representing the shares subject to this Agreement shall bear such legends as the Board shall deem appropriate to reflect any restrictions on transfer imposed by federal or applicable state securities laws.


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     5.   Continuing Relationship. Nothing in this Agreement shall confer upon
Optionee any right to continue as an employee of the Company or interfere in any way with the right of the Company to terminate Optionee's employment at any time for any reason, with or without cause.

     6. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of any successor of the Company, but, except as provided above, the Option shall not be assigned or otherwise disposed of by the Optionee.

     7. Administration of Agreement by Committee. At such time as a committee of the Board is appointed to administer this Agreement, all decisions relating to this Agreement shall be made by such committee and all references in this Agreement to the Board shall mean and refer to such committee.

     8. Notices. Parties to this Agreement shall give all notices to the other parties concerning this Agreement by personal delivery, by telecopier or by registered or certified mail, return receipt requested, addressed as follows:


     If to the Company:   Polaris Communications, Inc.
                          10200 SW Allen Blvd.
                          Beaverton, Oregon 97005
                          Attention: President

     If to Optionee:      at Optionee's address stated in the caption of this
                          Agreement, or such other address as Optionee, by notice to the Company, may designate in writing from time to time.


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